                                                                    Exhibit 99.2
MANAGEMENT'S DISCUSSION AND ANALYSIS

Our Company operates in four global business segments: music, filmed entertainment, recreation and other and spirits and wine. The music business is conducted through Universal Music Group, which is the largest recorded music company in the world. Universal Music Group produces, markets and distributes recorded music throughout the world in all major genres. Universal Music Group also manufactures, sells and distributes video products in the United States and internationally, and licenses music copyrights. The filmed entertainment and recreation and other businesses are conducted through Universal Studios Group. Our filmed entertainment business produces and distributes motion picture, television and home video products worldwide, operates and has ownership interests in a number of international cable channels and engages in the licensing of merchandising and film property rights. The recreation and other business operates theme parks and retail stores and is also involved in the development of entertainment software. The spirits and wine business, directly and through affiliates and joint ventures, produces, markets and distributes distilled spirits, wines, ports and sherries, coolers, beers, mixers and other low-alcohol beverages. In addition to marketing owned brands, the spirits and wine business also distributes distilled spirits, wine, champagne, and beer brands owned by others.

Management's discussion and analysis of our results of operations and liquidity should be read in conjunction with the accompanying financial statements.

VIVENDI UNIVERSAL

On June 20, 2000, Seagram, Vivendi and Canal+ announced that they had entered into a merger agreement and related agreements providing for the combination of the three companies into Vivendi Universal. The agreements provide for the completion of a series of transactions, under which our shareholders will receive a number of Vivendi Universal American Depositary Shares (ADSs) based on an exchange ratio. Each Vivendi Universal ADS will represent one Vivendi Universal ordinary share. Our Canadian resident shareholders may elect to receive exchangeable shares of a Canadian subsidiary of Vivendi Universal that are substantially the economic equivalent of the Vivendi Universal ADSs. The exchange ratio is equal to U.S. $77.35 divided by the U.S. dollar equivalent of the average of the closing prices on the Paris Bourse of Vivendi's ordinary shares during a measuring period prior to the closing of the transactions. However, the exchange ratio will equal 0.8000 if that average is equal to or less than U.S. $96.6875 and 0.6221 if that average is equal to or exceeds U.S. $124.3369. The merger is expected to close by the end of the calendar year and is subject to customary closing conditions, including shareholder approval and all necessary regulatory approvals. There is no assurance that such approvals will be obtained.

COMPARABILITY

The discussion presented below includes an analysis of total Seagram and business segment results prepared in accordance with U.S. generally accepted accounting principals (GAAP), which conforms in all material respects to Canadian GAAP. The supplemental financial data includes modified EBITDA (EBITDA). As defined by Seagram, EBITDA consists of operating earnings (losses) before depreciation, amortization, corporate expenses and restructuring activities. Because of the significant assets and goodwill associated with our acquisitions, we believe EBITDA is an appropriate measure of operating performance. However, you should note that EBITDA is not a substitute for operating income, net income, cash flows and other measures of financial performance as defined by GAAP and may be defined differently by other companies. Investments in companies that are not consolidated with the results of Seagram are reported as "equity earnings from unconsolidated companies". This discussion includes, as supplemental financial data, information about our share of the results of revenues and EBITDA related to these investments.

As several significant transactions have realigned our businesses and impacted the comparability of our financial statements, financial information for the 1999 and 1998 fiscal years is also presented on a pro forma basis. We believe that pro forma results represent meaningful information for assessing earnings trends because the pro forma results include comparable operations in each year presented. The discussion of the recreation and other and spirits and wine business segments does not include pro forma comparisons, since the pro forma adjustments did not impact those segments. The pro forma results are not necessarily indicative of the combined results that would have occurred had the following transactions actually occurred at the beginning of our 1998 fiscal year. We believe this information will help you to better understand our business results.

ACQUISITION OF POLYGRAM -- On December 10, 1998, we acquired 99.5 percent of the outstanding shares of PolyGram N.V. (PolyGram), a global music and entertainment company, for $8,607 million in cash and approximately 47.9 million common shares of Seagram. Substantially all of the common shares were issued to Koninklijke Philips Electronics N.V., which had owned 75 percent of the PolyGram shares. The results of the operations of PolyGram are included in the results of our music and filmed entertainment segments from the date of acquisition.

DISPOSITION OF TROPICANA -- On August 25, 1998, we completed the sale of Tropicana, consisting of Tropicana Products, Inc. and our global juice business (Tropicana) for $3,288 million in cash, which resulted in a pre-tax gain of $1,445 million ($1,072 million after tax). As a result of this disposal, we reported the results of Tropicana as discontinued operations for all periods presented.

USA TRANSACTIONS -- On October 21, 1997, Universal acquired the remaining 50 percent interest in the USA Networks partnership from Viacom Inc. for $1.7 billion in cash. On February 12, 1998, Universal sold its acquired 50 percent interest in USA Networks to USA Networks, Inc. (USAi) and contributed its original 50 percent interest in USA Networks, the majority of its television assets and 50 percent of the international operations of USA Networks to USANi LLC. As a result of this transaction, Universal received $1,332 million in cash, a 10.7 percent interest in USAi and a 45.8 percent exchangeable interest in USANi LLC. Universal recognized a gross gain of $583 million, before taking into consideration the effect of the transactions, which impaired certain remaining television assets and transformed various related contractual obligations into adverse purchase commitments. The impairment losses and adverse purchase commitments arising from the transactions aggregated $223 million and were reflected in the net gain of $360 million ($222 million after tax). In fiscal 1999, we recognized an $128 million pre-tax gain from the USA transactions reflecting the reversal of accrued costs due to the favorable settlement of certain contractual obligations and adverse purchase commitments.

RESULTS OF OPERATIONS

EARNINGS SUMMARY


                                                                                 Actual                         Pro Forma
                                                                     Twelve Months Ended June 30,     Twelve Months Ended June 30,
U.S. dollars in millions, except per share amounts                  2000         1999         1998         1999         1998
--------------------------------------------------                  ----         ----         ----         ----         ----

REVENUES                                                          $ 15,686     $ 12,312     $  9,474     $ 15,344     $ 14,587
                                                                  ========     ========     ========     ========     ========
OPERATING INCOME (LOSS)                                           $    753     $   (250)    $    553     $    281     $    274
Interest, net and other expense                                        661          457          228          682          598
Gain on sale of businesses                                              98            -            -            -            -
Gain on USA transactions                                                 -          128          360          128          360
Gain on sale of Time Warner shares                                       -            -          926            -          926
Provision (benefit) for income taxes                                   158          (33)         638           61          493
Minority interest                                                       17          (26)          48            4           16
Equity earnings (losses) from unconsolidated companies                 109          137          (45)         130           (6)
                                                                  --------     --------     --------     --------     --------
INCOME (LOSS) FROM CONTINUING OPERATIONS                               124         (383)         880         (208)         447
Income (loss) from discontinued Tropicana operations, after tax          -           (3)          66            -            -
Gain on sale of discontinued Tropicana operations, after tax             -        1,072            -            -            -
Cumulative effect of change in accounting principle, after tax         (84)           -            -            -            -
                                                                  --------     --------     --------     --------     --------
NET INCOME (LOSS)                                                 $     40     $    686     $    946     $   (208)    $    447
                                                                  ========     ========     ========     ========     ========

EARNINGS PER SHARE - BASIC
    Income (loss) from continuing operations                      $   0.28     $  (1.01)    $   2.51     $  (0.52)    $   1.12
    Income (loss) from discontinued operations, after tax                -        (0.01)        0.19            -            -
    Gain on sale of discontinued operations, after tax                   -         2.83            -            -            -
    Cumulative effect of accounting change, after tax                (0.19)           -            -            -            -
                                                                  --------     --------     --------     --------     --------
    NET INCOME (LOSS)                                             $   0.09     $   1.81     $   2.70     $  (0.52)    $   1.12
                                                                  ========     ========     ========     ========     ========
EARNINGS PER SHARE - DILUTED
    Income (loss) from continuing operations                      $   0.28     $  (1.01)    $   2.49     $  (0.52)    $   1.11
    Income (loss) from discontinued operations, after tax                -        (0.01)        0.19            -            -
    Gain on sale of discontinued operations, after tax                   -         2.83            -            -            -
    Cumulative effect of accounting change, after tax                (0.19)           -            -            -            -
                                                                  --------     --------     --------     --------     --------
    NET INCOME (LOSS)                                             $   0.09     $   1.81     $   2.68     $  (0.52)    $   1.11
                                                                  ========     ========     ========     ========     ========
Net cash provided by (used for) operating activities              $    798     $    935     $   (241)
Net cash (used for) provided by investing activities              $   (280)    $ (6,136)    $    699
Net cash (used for) provided by financing activities              $   (821)    $  5,563     $    159

SUPPLEMENTAL FINANCIAL DATA:
REVENUES
    Consolidated companies                                        $ 15,686     $ 12,312     $  9,474     $ 15,344     $ 14,587
    Unconsolidated companies                                         2,644        2,202        1,722        2,202        2,081
                                                                  --------     --------     --------     --------     --------
                                                                  $ 18,330     $ 14,514     $ 11,196     $ 17,546     $ 16,668
                                                                  ========     ========     ========     ========     ========
EBITDA
    Consolidated companies                                        $  1,872     $  1,028     $  1,142     $  1,478     $  1,555
    Charge for Asia                                                      -            -          (60)           -          (60)
                                                                  --------     --------     --------     --------     --------
                                                                     1,872        1,028        1,082        1,478        1,495
    Unconsolidated companies                                           504          449          220          449          326
                                                                  --------     --------     --------     --------     --------
                                                                     2,376        1,477        1,302        1,927        1,821
    Adjustment for unconsolidated companies                           (504)        (449)        (220)        (449)        (326)
    Depreciation and amortization                                   (1,067)        (773)        (416)      (1,097)      (1,108)
    Corporate expenses                                                (111)        (100)        (113)        (100)        (113)
    Restructuring (charge) credit                                       59         (405)           -            -            -
                                                                  --------     --------     --------     --------     --------
OPERATING INCOME (LOSS)                                           $    753     $   (250)    $    553     $    281     $    274
                                                                  ========     ========     ========     ========     ========

2000 VERSUS 1999

Actual

In addition to the significant transactions discussed above, several other items also affect the comparability of our annual results. In fiscal 1999, these items included a $405 million pre-tax restructuring charge associated with the integration of PolyGram into our existing music and film operations (discussed in Note 3 to the consolidated financial statements), and a $128 million pre-tax gain from the USA transactions reflecting the reversal of accrued costs due to the favorable settlement of certain contractual obligations and adverse purchase commitments. In the current fiscal year, these items include the reversal of $59 million of the restructuring accruals due to the favorable settlement of certain contractual and employee severance obligations, the sale of our concert operations for a pre-tax gain of $98 million, the sale of our Champagne operations for $310 million in cash, an amount which approximated the book value of those operations, and an $84 million non-cash after-tax cumulative effect of a change in accounting principle related to start-up activities. In addition to these one-time items, our results are impacted on a ongoing basis by foreign exchange rate fluctuations, particularly in our music and spirits and wine businesses where a significant portion of sales are transacted in local currencies. In fiscal 1999, the impact of foreign currency exchange was not significant, however, our fiscal 2000 results were negatively impacted by foreign exchange rate fluctuations as illustrated in the discussion of operating results, presented below.

Revenues increased 27 percent (30 percent on a constant U.S. dollar basis) to $15.7 billion, primarily due to our reporting of a full twelve-month results of the acquired PolyGram operations in the current year, combined with improved sales in all business segments. Operating income was $753 million compared with an operating loss of $250 million in the prior year. The significant improvement reflects the impact of the PolyGram acquisition, the restructuring activities discussed above and improved earnings in all business segments. EBITDA from consolidated companies increased 82 percent (89 percent on a constant U.S. dollar basis) to $1.9 billion.

Interest, net and other expense included net interest expense of $684 million, offset by $23 million of dividend income from DuPont. The increase of $204 million primarily reflects the increased interest costs associated with funding the PolyGram acquisition.

The effective tax rate was 83 percent in fiscal 2000, compared with six percent in the prior year. The provision for 2000 includes $38 million of taxes on the sale of Universal Concerts, Inc. and $21 million for the restructuring charge reversal. The 1999 tax provision included $45 million of taxes on the USA transactions and a $140 million benefit for the restructuring charge. The tax rate for continuing operations, excluding these items, increased largely due to the increased goodwill expense for which there is no associated tax benefit.

Minority interest was an expense of $17 million compared to income of $26 million in 1999, which included $21 million associated with the restructuring charge. The equity in earnings of unconsolidated companies decreased to $109 million from $137 million in 1999. The decrease primarily reflects increased depreciation and interest expense at Universal Orlando since the opening of Islands of Adventure, pre-opening development costs at Universal Studios Japan, partially offset by improved operating results at USANi LLC.

Net income from continuing operations of $124 million or $0.28 per share (basic and diluted) was earned in fiscal 2000, compared to a net loss from continuing operations of $383 million or $1.01 per share (basic and diluted) in 1999. The net income from continuing operations, excluding the restructuring activities, the gain on the sale of Universal Concerts, Inc. and the impact of the USA transactions, was $34 million or $0.08 per share (basic and diluted) in fiscal 2000, compared with a loss of $215 million or $0.57 per share (basic and diluted) in 1999.

Pro Forma

Revenues increased two percent (five percent on a constant U.S. dollar basis), as growth in the film, recreation and other and spirits and wine businesses was partially offset by a slight decline in music revenues. Operating income, excluding restructuring activities, more than doubled, while EBITDA from consolidated companies increased 27 percent year-on-year (31 percent on a constant U.S. dollar basis). These increases reflect a significant improvement in the performance of all our business segments. Interest, net and other expense declined three percent, primarily as a result of the lower average debt outstanding during the current year. The effective income tax rate was 83 percent compared to 22 percent in the prior year. The minority interest charge increased $13 million primarily due to the improved performance of our film business. Equity in earnings of unconsolidated companies declined 16 percent for the reasons discussed above.

Net income of $40 million or $0.09 per share (basic and diluted) was earned in fiscal 2000, compared with a net loss of $208 million or $0.52 per share (basic and diluted) in 1999. Excluding the restructuring activities, the gain on the sale of Universal Concerts, Inc., the impact of the USA transactions and the cumulative effect of a change in accounting principle, net income was $34 million or $0.08 per share (basic and diluted), a significant improvement over the prior year when a pro forma net loss of $284 million or $0.71 per share (basic and diluted) was incurred.

1999 VERSUS 1998

Actual

Our fiscal 1999 results compared favorably to fiscal 1998 results, which were severely impacted by the economic and currency crises in Asia which hampered business performance and resulted in a $60 million charge to spirits and wine operations. Revenues increased 30 percent to $12.3 billion, primarily due to the PolyGram acquisition and improved sales in all business segments. Operating income declined from $553 million in 1998 to a loss of $250 million in 1999, driven by the restructuring charge, higher amortization and depreciation expense and disappointing motion picture results. EBITDA from consolidated companies decreased five percent to $1,028 million. The impact of foreign currency exchange on 1999 was not significant.

Interest, net and other expense increased $229 million reflecting the interest costs associated with funding the PolyGram acquisition. In fiscal 1999, a gain from the USA transactions was recognized reflecting the reversal of $128 million of accrued costs due to the favorable settlement of certain contractual obligations and adverse purchase commitments. In fiscal 1998, we recognized a pre-tax gain on the sale of the remaining Time Warner shares of $926 million and a pre-tax gain on the USA transactions of $360 million. The effective tax rate was six percent in fiscal 1999, compared with 40 percent in the prior year. The underlying effective tax rate for continuing operations (excluding the impact of the restructuring charge, USA transactions, sale of Time Warner shares and spirits and wine charge) was 21 percent compared with 48 percent in 1998. The decrease in the rate results from increased goodwill expense for which there is no associated tax benefit and taxes on earnings from unconsolidated equity investments. Minority interest for 1999 was income of $26 million compared to an expense of $48 million in the prior year, primarily due to losses in our film business and the restructuring charge. The equity in earnings of unconsolidated companies increased to $137 million in fiscal 1999 from a loss of $45 million in fiscal 1998. The increase in equity earnings primarily reflected the improved operating results at USANi LLC and the impact of the USA transactions. Earnings from our investment in USANi LLC were included in equity earnings from unconsolidated companies for all of 1999. In 1998, we had a 100 percent interest in USA Networks from October 1997 until February 1998, during which time the results were consolidated.

A net loss from continuing operations of $383 million or $1.01 per share (basic and diluted) was incurred in 1999, compared with net income from continuing operations of $880 million or $2.51 per basic share and $2.49 per share on a diluted basis for 1998. The net loss from continuing operations, excluding the restructuring charge, the gains on the sales of Time Warner shares and the USA transactions and a charge for spirits and wine operations in Asia, was $215 million or $0.57 per share (basic and diluted) in 1999 compared with income of $141 million or $0.40 per share (basic and diluted) in 1998.

For the period to August 25, 1998, the loss from discontinued Tropicana operations, after tax, was $3 million or $0.01 per share (basic and diluted). During 1999, we recorded a pre-tax gain of $1,445 million ($1,072 million after tax or $2.83 per share, basic and diluted) on the sale of Tropicana. Net income including discontinued operations was $686 million or $1.81 per basic and diluted share in the fiscal year ended June 30, 1999, compared with $946 million or $2.70 per basic share and $2.68 per diluted share in the prior fiscal year.

Pro Forma

Revenues increased five percent to $15.3 billion with growth in all business segments. Operating income was $281 million compared with $274 million in 1998. EBITDA from consolidated companies decreased one percent year-on-year. Increases in EBITDA outside the filmed entertainment segment were more than offset by disappointing performance of our film business. The effective income tax rate for the year was 22 percent compared with 51 percent in the prior year. The minority interest charge for 1999 was $4 million compared with $16 million in the prior year due to losses in our film business. Equity in earnings of unconsolidated companies shows a similar improvement as the actual results, increasing to $130 million in 1999 from a loss of $6 million in 1998.

A net loss of $208 million or $0.52 per share (basic and diluted) was incurred in fiscal 1999, compared with net income of $447 million or $1.12 per basic share and $1.11 per share on a diluted basis in 1998. Excluding the gains on the sales of Time Warner shares and the USA transactions and the prior year charge for spirits and wine operations in Asia, the pro forma net loss was $284 million or $0.71 per share (basic and diluted) in the current year, a slight improvement over the prior year when a net loss of $292 million or $0.73 per share (basic and diluted) was incurred.

BUSINESS SEGMENT RESULTS

MUSIC


                                                                                 Actual                          Pro Forma
                                                                       Twelve Months Ended June 30,     Twelve Months Ended June 30,
U.S. dollars in millions                                              2000         1999        1998         1999         1998
------------------------                                              ----         ----        ----         ----         ----

REVENUES                                                            $ 6,236      $ 3,751      $ 1,461      $ 6,336      $ 6,108
                                                                    =======      =======      =======      =======      =======

Operating income (loss) before restructuring (charge) credit        $   288      $  (126)     $   (44)     $    75      $  (124)

Restructuring (charge) credit                                            40         (313)           -            -            -
                                                                    -------      -------      -------      -------      -------
OPERATING INCOME (LOSS)                                             $   328      $  (439)     $   (44)     $    75      $  (124)
                                                                    =======      =======      =======      =======      =======
Equity earnings (losses) from unconsolidated companies              $   (16)     $     4      $     4      $    (3)     $    (7)
                                                                    =======      =======      =======      =======      =======
SUPPLEMENTAL FINANCIAL DATA:
REVENUES
    Consolidated companies                                          $ 6,236      $ 3,751      $ 1,461      $ 6,336      $ 6,108
    Unconsolidated companies                                             89           61           68           61           68
                                                                    -------      -------      -------      -------      -------
                                                                    $ 6,325      $ 3,812      $ 1,529      $ 6,397      $ 6,176
                                                                    =======      =======      =======      =======      =======
EBITDA
    Consolidated companies                                          $ 1,018      $   347      $    84      $   861      $   708
    Unconsolidated companies                                            (12)           5            6            5            6
                                                                    -------      -------      -------      -------      -------
                                                                      1,006          352           90          866          714
    Adjustment for unconsolidated companies                              12           (5)          (6)          (5)          (6)
    Depreciation and amortization                                      (730)        (473)        (128)        (786)        (832)
    Restructuring (charge) credit                                        40         (313)           -            -            -
                                                                    -------      -------      -------      -------      -------
OPERATING INCOME (LOSS)                                             $   328      $  (439)     $   (44)     $    75      $  (124)
                                                                    =======      =======      =======      =======      =======


2000 VERSUS 1999

Consolidated Operations

Actual - Revenues increased 66 percent, EBITDA more than doubled and operating income (excluding restructuring activities) of $288 million was earned in the current year, compared to a loss of $126 million incurred in the prior year. These significant increases primarily reflect the acquisition and successful integration of PolyGram, partially offset by investments in our electronic business initiatives. In fiscal 2000, over 64 percent of product sales were from new releases. Major album sales included those by Shania Twain, Eminem, Dr Dre, Limp Bizkit, Sisqo, Sting, Enrique Iglesias, Blink 182, DMX, Andrea Bocelli, Bon Jovi, Boyzone and the soundtrack from the Universal feature film Notting Hill, among others. We continue to hold strong chart positions in all music genres and major markets, including the United States, United Kingdom, France, Germany and Brazil. Internationally, we continue to maintain a strong local repertoire presence. In fiscal 2000, revenues generated in North America accounted for 43 percent of the total music revenues of $6,236 million. The European market accounted for 41 percent, Asia Pacific contributed 12 percent and Latin America accounted for the remaining four percent.

An important aspect of our music business relates to electronic business initiatives. We believe that emerging technologies will be strategically important to the future of the music business. Evolving technology allows consumers to experience music in new electronic mediums and formats. Through a variety of strategic alliances and independent initiatives, we continue to invest resources in the technology and electronic commerce areas. Our investments include internal infrastructure, which includes hardware and software that will allow the music business to be conducted over the Internet, such as bluematter.com and Jimmy and Doug's Farm Club, as well as investments in, GetMusic, ARTISTdirect, InterTrust Technologies, ReplayTV, eritmo.com and others.

Pro Forma - Revenues declined two percent in fiscal 2000 primarily due to the impact of unfavorable foreign exchange, label consolidation and our effort to continually refine our artist roster, partially offset by strong chart positions. In fiscal 2000, 65 albums reached worldwide sales in excess of one million units and 5 albums sold over five million units compared with 2 in 1999. North American revenues increased 10 percent, reflecting higher volume and average prices. International revenues declined two percent (but increased two percent on a constant U.S. dollar basis) due to the soft music market in several territories including Latin America, Japan and France. Operating income, excluding restructuring activities, more than tripled and EBITDA increased 18 percent (24 percent on a constant U.S. dollar basis) to over $1 billion. The improvements in operating income and EBITDA reflect higher volumes in North America, strong performances in the United Kingdom and Germany, lower European marketing spend and worldwide cost savings achieved from the integration of PolyGram, partially offset by investments in our electronic business initiatives.

Unconsolidated Operations

The equity in earnings from unconsolidated companies was a loss of $16 million in fiscal 2000 as income of $3 million from concert operations sold in the first quarter was more than offset by losses from electronic business initiatives.

1999 VERSUS 1998

Consolidated Operations

Actual - In fiscal 1999, revenues more than doubled. This increase reflected the acquisition of PolyGram with its strong presence in local repertoire and our strength in the U.S. market. An operating loss of $126 million (excluding restructuring activities) was incurred compared to a loss of $44 million in fiscal 1998. EBITDA, at $347 million, more than quadrupled in 1999. The significant increase in EBITDA reflected the PolyGram acquisition. The decline in operating income was principally driven by higher goodwill amortization. In fiscal 1999, revenues generated in North America accounted for 45 percent of the total music revenues of $3,751 million. The European market accounted for 40 percent, Asia Pacific and Japan contributed 11 percent and Latin America accounted for the remaining four percent.

Pro Forma - Revenues increased four percent to $6.3 billion, driven by solid performances from U2, Shania Twain, Jay-Z, Andrea Bocelli, Bee Gees and Sheryl Crow, among others, along with increases in higher priced units. In total, 69 albums reached worldwide sales in excess of one million units compared with 52 in 1998. Operating income was $75 million for 1999, compared to a loss of $124 million in 1998. EBITDA increased 22 percent in 1999 compared to 1998. These improvements were due to a strong release schedule worldwide and the elimination of duplicate costs achieved from the integration of PolyGram.

Unconsolidated Operations

The equity in earnings from unconsolidated companies, consisting primarily of concert operations, was $4 million in 1999, unchanged from 1998.



FILMED ENTERTAINMENT

                                                                                 Actual                          Pro Forma
                                                                      Twelve Months Ended June 30,      Twelve Months Ended June 30,
U.S. dollars in millions                                              2000        1999         1998         1999         1998
------------------------                                              ----        ----         ----         ----         ----

REVENUES                                                            $ 3,480      $ 2,931      $ 2,793      $ 3,378      $ 3,259
                                                                    =======      =======      =======      =======      =======

Operating income (loss) before restructuring (charge) credit        $  (158)     $  (206)     $   229      $  (281)     $    30

Restructuring (charge) credit                                            19          (92)           -            -            -
                                                                    -------      -------      -------      -------      -------

OPERATING INCOME (LOSS)                                             $  (139)     $  (298)     $   229      $  (281)     $    30
                                                                    =======      =======      =======      =======      =======
Equity earnings (losses) from unconsolidated companies              $   197      $   148      $   (28)     $   148      $    22
                                                                    =======      =======      =======      =======      =======
SUPPLEMENTAL FINANCIAL DATA:
REVENUES
    Consolidated companies                                          $ 3,480      $ 2,931      $ 2,793      $ 3,378      $ 3,259
    Unconsolidated companies                                          1,908        1,689        1,133        1,689        1,492
                                                                    -------      -------      -------      -------      -------
                                                                    $ 5,388      $ 4,620      $ 3,926      $ 5,067      $ 4,751
                                                                    =======      =======      =======      =======      =======
EBITDA
    Consolidated companies                                          $   (61)     $  (136)     $   316      $  (200)     $   105
    Unconsolidated companies                                            414          343          147          343          253
                                                                    -------      -------      -------      -------      -------
                                                                        353          207          463          143          358
    Adjustment for unconsolidated companies                            (414)        (343)        (147)        (343)        (253)
    Depreciation and amortization                                       (97)         (70)         (87)         (81)         (75)
    Restructuring (charge) credit                                        19          (92)           -            -            -
                                                                    -------      -------      -------      -------      -------
OPERATING INCOME (LOSS)                                             $  (139)     $  (298)     $   229      $  (281)     $    30
                                                                    =======      =======      =======      =======      =======

2000 VERSUS 1999

Consolidated Operations

Actual - The performance of our filmed entertainment business improved year-on-year. Revenues increased 19 percent, EBITDA improved $75 million and the operating loss (excluding restructuring activities) of $158 million was a $48 million improvement over the prior year. These results primarily reflect the solid performance of the motion picture business versus a disappointing prior year. The theatrical success of The Mummy, Notting Hill, American Pie, The Bone Collector, The Green Mile, Erin Brockovich, U-571, Gladiator and Best Man, combined with strong DVD and video sales of The Mummy, Notting Hill and American Pie resulted in improved earnings. Additionally, the development of programs designed to manage production, marketing, participation and overhead and development costs also contributed to filmed entertainment results. Included in EBITDA and operating income are the costs of our continued investment in the international network business, where the creation of new digital delivery technologies in many markets have created significant growth opportunities. International television networks not only provide a dual revenue stream from advertising and subscription but also provide a captive outlet for our extensive film and television libraries. Over the last fiscal year, excluding the impact of new channel launches, total subscribers for owned and operated networks have grown approximately 20 percent.

Pro Forma - 1999 pro forma filmed entertainment included the results of PolyGram Filmed Entertainment (PFE). Revenues increased three percent while operating income, excluding restructuring activities, and EBITDA improved by $123 million and $139 million, respectively. The current year results compare favorably to the prior year, which included a $64 million loss largely due to the start-up of PFE domestic film distribution operations.

Unconsolidated Operations

Unconsolidated companies principally include USANi LLC, Loews Cineplex Entertainment Corporation, United Cinemas International Multiplex B.V. and Cinema International Corporation. Year -on-year results primarily reflect improved operating results at USANi LLC.



1999 VERSUS 1998

Consolidated Operations

Actual - Filmed entertainment revenues increased five percent in fiscal 1999. Operating income, excluding restructuring activities, decreased from income of $229 million in 1998 to a loss of $206 million in 1999. The 1998 results included operating income of $76 million for USA Networks from October 21, 1997 until February 12, 1998. In 1999 the contribution of USANi LLC was included in equity earnings from unconsolidated companies rather than consolidated operations. The results of the motion picture business declined because of the disappointing box office performance of fiscal 1999 releases such as Babe: Pig in the City, Meet Joe Black, Virus and edTV. Also, comparisons with 1998 results were difficult since those results benefited from the positive carryover of the successful releases of The Lost World: Jurassic Park and Liar, Liar. International television and library results declined year-on-year due to the loss of profit on products transferred in the USA transactions and lower profitability on television library sales. EBITDA declined from $316 million in 1998 to a loss of $136 million in 1999. The 1998 results included $97 million of EBITDA related to USA Networks, which was consolidated from October 21, 1997 until February 12, 1998. There was no contribution from USA Networks in consolidated EBITDA in 1999.

Pro Forma - Pro forma filmed entertainment included the results of PolyGram Filmed Entertainment and the 1998 results reflected the USA transactions as though they had both occurred at the beginning of our 1998 fiscal year. On a pro forma basis, revenues increased four percent in fiscal 1999 to $3.4 billion. EBITDA was a loss of $200 million in 1999 compared to income of $105 million in 1998. Operating income decreased from income of $30 million in 1998 to a loss of $281 million in 1999. The results declined primarily due to the weak performance of current year releases discussed above.

Unconsolidated Operations

The equity in earnings from unconsolidated companies increased from a loss of $28 million for 1998 to income of $148 million in 1999. Revenues from unconsolidated companies increased 49 percent year-on-year, EBITDA more than doubled in the same period. The significant improvement was due primarily to improved operating results at USANi LLC and the impact of the USA transactions. In fiscal 1999, subsequent to the USA transactions, the results of USANi LLC were included in equity earnings from unconsolidated companies for the entire year. In the 1998 fiscal year, we had a 100 percent interest in USA Networks from October 1997 until February 1998, during which time the results were included in consolidated operations. We also benefited from improved operating results at Loews Cineplex in 1999 compared to Cineplex Odeon Corporation (owned in the prior year). In addition to USANi LLC and Loews Cineplex, the unconsolidated companies principally included United Cinemas International Multiplex B.V. and Cinema International Corporation N.V.

RECREATION AND OTHER


                                                                     Actual
                                                          Twelve Months Ended June 30,
U.S. dollars in millions                               2000           1999           1998
------------------------                               ----           ----           ----

REVENUES                                             $   862        $   818        $   695
                                                     =======        =======        =======
OPERATING INCOME                                     $    83        $    45        $    24
                                                     =======        =======        =======
Equity losses from unconsolidated companies          $   (76)       $   (17)       $   (22)
                                                     =======        =======        =======
SUPPLEMENTAL FINANCIAL DATA:
REVENUES
    Consolidated companies                           $   862        $   818        $   695
    Unconsolidated companies                             468            290            289
                                                     -------        -------        -------
                                                     $ 1,330        $ 1,108        $   984
                                                     =======        =======        =======
EBITDA
    Consolidated companies                           $   188        $   133        $    99
    Unconsolidated companies                              92             92             60
                                                     -------        -------        -------
                                                         280            225            159
    Adjustment for unconsolidated companies              (92)           (92)           (60)
    Depreciation and amortization                       (105)           (88)           (75)
                                                     -------        -------        -------
OPERATING INCOME                                     $    83        $    45        $    24
                                                     =======        =======        =======


2000  VERSUS 1999

Consolidated Operations

Revenues increased five percent, EBITDA rose 41 percent and operating income increased over 80 percent as compared to the prior year. Revenue growth was due to increased management fees generated from the expansion of Universal Orlando, increased retail sales at Spencer Gifts, and a full twelve months of Wet n' Wild results, which was purchased in September 1998. Additionally, operating income and EBITDA increased as the result of improved earnings at Universal City Hollywood and lower overhead and improved margins at interactive games. At Universal City Hollywood, EBITDA increased 15 percent primarily due to improved cost management and a four percent increase in total visitor spending, due principally to higher admission charges. Increased earnings at the park were partially offset by a two percent decline in paid attendance, since fiscal 1999 included one additional week compared to fiscal 2000. Excluding the impact of the additional week, attendance would have increased one percent year-on-year.

Unconsolidated Operations

Unconsolidated companies principally include Universal Orlando, Universal Studios Japan, Universal Studios Port Aventura and Sega GameWorks. Equity in earnings from unconsolidated companies declined from a loss of $17 million last year to a loss of $76 million this year. This decline is largely due to increased depreciation and interest expense at Universal Orlando since the opening of Islands of Adventure and the pre-opening development costs at Universal Studios Japan. In addition, the prior year comparatives included a gain recognized by Sega GameWorks on the sale of its game sales operation to Sega in the first quarter. Revenues from unconsolidated companies increased 61 percent reflecting the opening of Islands of Adventure, Hard Rock Live, CityWalk and the Portofino Bay Hotel (a Loews hotel) at Universal Orlando. EBITDA from unconsolidated companies was flat at $92 million as increased earnings at Universal Orlando were offset by pre-opening development costs at Universal Studios Japan. At Universal Orlando, EBITDA increased 21 percent reflecting a 51 percent increase in attendance since the opening of the new attractions discussed above and a two percent increase in total visitor spending, partially offset by a continued investment in marketing and other non-recurring costs associated with the expansion.

1999 VERSUS 1998

Consolidated Operations

In fiscal 1999, revenues increased 18 percent, operating income almost doubled to $45 million and EBITDA increased 34 percent. These increases reflected the success of the Crash Bandicoot and Spyro video games, improved sales by Spencer Gifts and additional management fees from the expansion of Universal Orlando and the acquired Universal Studios Port Aventura. These increases were partially offset by a five percent decline in paid attendance at Universal City Hollywood, largely due to reduced Asian tourism. Increased operating expenses at the park were partially offset by a one percent increase in total visitor spending.

Unconsolidated Operations

The equity in earnings from unconsolidated companies improved from a loss of $22 million in fiscal 1998 to a loss of $17 million in fiscal 1999. Revenues from unconsolidated companies were flat year-on-year while EBITDA increased 53 percent. The improved results were due to the expansion at Universal Orlando, Universal Studios Port Aventura and a gain recognized by Sega GameWorks, on the sale of its game sales operation to Sega in the first quarter. At Universal Studios Orlando, the opening of Islands of Adventure, Hard Rock Live and CityWalk contributed to a 12 percent increase in paid attendance and a two percent increase in total visitor spending.


SPIRITS AND WINE


                                                                        Actual
                                                              Twelve Months Ended June 30,
U.S. dollars in millions                                   2000          1999           1998
------------------------                                   ----          ----           ----

REVENUES                                                 $ 5,108        $ 4,812        $ 4,525
                                                         =======        =======        =======
Operating income before charge for Asia                  $   602        $   552        $   524
    Charge for Asia                                            -              -            (60)
                                                         -------        -------        -------
OPERATING INCOME                                         $   602        $   552        $   464
                                                         =======        =======        =======
Equity earnings from unconsolidated companies            $     4        $     2        $     1
                                                         =======        =======        =======
SUPPLEMENTAL FINANCIAL DATA:
REVENUES
    Consolidated companies                               $ 5,108        $ 4,812        $ 4,525
    Unconsolidated companies                                 179            162            232
                                                         -------        -------        -------
                                                         $ 5,287        $ 4,974        $ 4,757
                                                         =======        =======        =======
EBITDA
    Consolidated companies                               $   727        $   684        $   643
    Charge for Asia                                            -              -            (60)
                                                         -------        -------        -------
                                                             727            684            583
    Unconsolidated companies                                  10              9              7
                                                         -------        -------        -------
                                                             737            693            590
    Adjustment for unconsolidated companies                  (10)            (9)            (7)
    Depreciation and amortization                           (125)          (132)          (119)
                                                         -------        -------        -------
OPERATING INCOME                                         $   602        $   552        $   464
                                                         =======        =======        =======


2000 VERSUS 1999

Consolidated Operations

Revenues increased six percent (ten percent on a constant U.S. dollar basis), EBITDA rose six percent (10 percent on a constant U.S. dollar basis) and operating income increased nine percent (13 percent on a constant U.S. dollar basis) as compared to the prior year. Adjusting for the sale of the Champagne production operations, operating income increased 15 percent and EBITDA increased 12 percent. The improved year-on-year results were driven by continued momentum in the global spirits and wine business, the impact of the millennium and earnings growth in all regions. In North America, higher volumes and prices, partially offset by increased marketing investment contributed to the growth. Europe benefited from growth in most major markets, particularly Germany, driven by a recovery in Mumm Sekt sales, and the United Kingdom. The continued economic recovery in Asia, specifically in Greater China, facilitated improvement in that region. In Latin America, growth was driven by Brazil, Venezuela and Don Julio in Mexico. Of the $5,108 million total spirits and wine revenues, 46 percent were generated in North America, the European and African markets accounted for 33 percent, Asia Pacific contributed 13 percent and Latin America generated the remaining eight percent. Total spirits and wine case volumes, including unconsolidated companies, increased seven percent year-on-year, driven by growth in Crown Royal, Captain Morgan, ABSOLUT VODKA (which is owned by V&S Vin & Sprit
AB), Mumm Sekt and Royal Salute.

In fiscal 2000, cost of goods sold as a percentage of revenues increased to 54.2 percent from 53.3 percent in the prior year. This increase was offset by a decrease in selling, general and administrative expenses as a percentage of revenues, which declined to 34.0 percent from 34.7 percent in the prior year. On a constant U.S. dollar basis, global marketing expense increased in excess of 20 percent in order to sustain the momentum established in our core brands and to support the millennium trade activity earlier in the year. Brand equity build also increased in excess of 20 percent on a constant U.S. dollar basis as we continued to invest for future growth by supporting our brands in key markets, particularly North America.

Unconsolidated Operations

In the current fiscal year there is only one spirits and wine unconsolidated company, Kirin-Seagram Limited in Japan. In fiscal 1999, the unconsolidated companies also included Seagram (Thailand) Limited for nine months to March 1999, at which time we increased our investment in Thailand and began to consolidate that affiliate. In fiscal 2000, the equity in earnings of unconsolidated companies increased $2 million and revenues and EBITDA from unconsolidated companies increased 10 and 11 percent, respectively. The year-on-year variances are primarily due to the entities that are included in unconsolidated companies.

1999 VERSUS 1998

Consolidated Operations

Revenues increased six percent and operating income increased 19 percent in 1999. Operating income in 1998 included a $60 million charge related to operations in Asia. Excluding the impact of this charge, operating income increased five percent. Asia Pacific's revenues increased 79 percent, principally due to the June 1998 acquisition of the remaining shares of our Korean affiliate, Doosan Seagram Co., Ltd., and the inclusion of their results in consolidated operations in 1999. Additionally, an improvement in the difficult economic conditions experienced in the region in 1998 also contributed to the increase. Revenues in North America increased four percent reflecting higher volumes and pricing. Europe's revenues increased four percent year-on-year. In Latin America, revenues declined six percent due to the difficult economic conditions in the region, particularly in Brazil. In fiscal 1999, cost of goods sold as a percentage of revenues increased to 53.3 percent from 52.7 in 1998. Selling, general and administrative expenses as a percentage of revenues decreased to 34.7 percent from 35.9 percent due to slight reductions in both brand spending and overhead expenses coupled with improved revenues. On a constant U.S. dollar basis, total brand spending declined two percent in 1999 and brand equity spending increased one percent as we continued to invest for future growth by supporting our brands in key markets. The brand equity growth reflected an increased emphasis on the consumer and was focused behind core strategic brands, particularly Crown Royal Canadian Whisky and ABSOLUT VODKA in North America and Chivas Regal and Martell globally. Spirits and wine case volumes, including unconsolidated companies, increased one percent in 1999 as the performance of our global brands was mixed. Volumes in North America were strong, in particular for Crown Royal Canadian Whisky and Captain Morgan Rum. Globally, volumes for Crown Royal Canadian Whiskey and Captain Morgan Rum increased five and 14 percent, respectively. ABSOLUT VODKA, had a nine percent increase in volume. Case volumes of several global brands declined including Martell and Chivas which were down three and nine percent, respectively. EBITDA increased 17 percent. Excluding the impact of the $60 million charge for Asia Pacific from the prior year results, EBITDA would have increased six percent.

Unconsolidated Operations

The equity in earnings of unconsolidated companies was $2 million in 1999 compared to $1 million in 1998. Revenues from unconsolidated companies declined by 30 percent and EBITDA increased 29 percent. The year-on-year variances were primarily due to changes in the entities that were included in unconsolidated companies. In 1999, the results included Kirin-Seagram Limited in Japan for the entire twelve months and Seagram (Thailand) Limited for nine months to March 1999 at which time we increased our investment in Thailand and began to consolidate that affiliate. In 1998, the unconsolidated companies also included Doosan Seagram Co., Ltd. in Korea. As a result of an additional investment in Doosan Seagram Co., Ltd. at the end of June 1998, that affiliate's results are now consolidated.

LIQUIDITY, CAPITAL RESOURCES AND MARKET RISK

Financial Position -- Current assets of $7.8 billion at June 30, 2000 were $1.1 billion lower than at June 30, 1999. Current liabilities decreased $1.4 billion to $6.7 billion at June 30, 2000. The improvement in working capital was primarily due to a reduction in short-term borrowings. Shareholders' equity was $12.2 billion at June 30, 2000 compared to $12.9 billion at June 30, 1999. Our total long- and short-term debt, net of cash and short-term investments, decreased to $6.6 billion at June 30, 2000 from $7.0 billion at June 30, 1999 reflecting the reduction in short-term borrowings discussed above. Our ratio of net debt to total capitalization (including minority interest) remained unchanged at 32 percent.

Cash Flows from Operating Activities -- Net cash provided by operating activities totaled $798 million in the 2000 fiscal year, a decrease of $137 million from fiscal 1999. Payments towards restructuring, exit and other accruals in fiscal 2000 and the monetization of acquired PolyGram receivables in fiscal 1999 more than offset the $507 million year-on-year increase in income from continuing operations. In 1999, operating activities provided net cash of $935 million, following net cash used of $241 million in 1998. The increased cash requirements in the 1998 fiscal year reflected reduced income from continuing operations (excluding the gains on the USA transactions and the Time Warner share sales) and higher working capital requirements.

Cash Flows from Investing Activities -- Net cash used for investing activities was $280 million in fiscal year 2000. The $310 million proceeds from the Champagne operations disposition combined with $190 million proceeds from the sale of Universal Concerts, Inc., were more than offset by an additional $242 million investment in USANi LLC and capital expenditures of $607 million. The capital expenditures by business segment were music $263 million, filmed entertainment $113 million, recreation and other $101 million and spirits and wine $130 million. In 1999, net cash used for investing activities was $6.1 billion. The $3.3 billion pre-tax proceeds from the Tropicana disposition were more than offset by the use of $8.6 billion of cash for the PolyGram acquisition, an additional investment in USANi LLC and USA Networks, Inc. of $243 million and capital expenditures of $531 million. The capital expenditures by business segment were music $135 million, filmed entertainment $134 million, recreation and other $134 million and spirits and wine $128 million. In 1998, net cash provided by investing activities was $699 million. The net cash provided included $1.3 billion gross proceeds from the USA transactions and $1.9 billion proceeds from the sales of 26.8 million Time Warner shares. Partially offsetting these proceeds were the $1.7 billion acquisition of the incremental 50 percent interest in USA Networks and capital expenditures of $410 million, broken down by business segment as follows: music $31 million, filmed entertainment $94 million, recreation and other $115 million and spirits and wine $170 million. In addition, $386 million of cash was used for sundry investments including investments in Doosan Seagram Co., Ltd., our spirits and wine affiliate in Korea, Universal Studios Port Aventura, a theme park located in Spain, and Loews Cineplex Entertainment Corporation.

Cash Flows from Financing Activities -- Financing activities in fiscal 2000 used $821 million. A $787 million decrease in short-term borrowings, a $108 million repayment of long-term debt and dividend payments of $287 million were partially offset by a $75 million supplemental issuance of Adjustable Conversion-rate Equity Security Units, $187 million issuance of shares upon exercise of stock options and conversion of LYONs and a $99 million issuance of long-term debt. In fiscal 1999, financing activities provided $5.6 billion, an increase of $5.4 billion over the prior year, primarily used to finance the PolyGram acquisition. Contributing to the significant increase were a $1.4 billion common share issuance, a $900 million issuance of Adjustable Conversion-rate Equity Security Units and long-term debt issuance's and other borrowings totaling $5.1 billion. In 1999, we made dividend payments of $247 million. In fiscal 1998, financing activities provided $159 million. An increase in short-term borrowings of $1.1 billion was used to finance the acquisition of the incremental 50 percent interest in USA Networks, offsetting this were dividend payments of $231 million and $753 million used to repurchase common shares.

In fiscal 1999, cash used by the discontinued Tropicana operations to the disposition date of August 25, 1998 was $3 million as compared to the cash provided by discontinued Tropicana operations of $67 million in fiscal 1998.

Working Capital -- Our working capital position is reinforced by available credit facilities of $5.5 billion. These facilities are used to support our commercial paper borrowings and are available for general corporate purposes. We believe our access to external capital resources together with internally generated liquidity will be sufficient to satisfy existing commitments and plans, and to provide adequate financial flexibility.

In order to effectively manage our capital needs and costs in the film business, we utilize a variety of arrangements, including co-production, insurance, contingent profit participation and the sale of certain distribution rights. In connection with our review of capital needs and costs, we have entered into an agreement with an independent third party to sell substantially all completed feature films produced over the period 1997 - 2000. Films under the agreement are sold at our cost and no revenue or expense from the initial sale of the films is recognized. We distribute these films and maintain an option to reacquire the films at fair value, based on a formula considering the remaining estimated total gross revenues, net of costs, at the time of reacquisition. No films have been reacquired as of June 30, 2000. Following the sale to the third-party, we accrue participations due to the third-party. As a distributor, we have recorded, in our statement of income, the revenues received from and operating expenses related to the films in all markets where we bear financial risk for film performance, and, in interest, net and other expense, certain other costs relating to the agreement.

International Exchange - We are exposed to changes in financial market conditions in the normal course of business because we conduct business in many foreign currencies and engage in ongoing investing and funding activities in many countries. Market risk is the uncertainty to which future earnings or asset/liability values are exposed due to operating cash flows denominated in foreign currencies and various financial instruments used in the normal course of operations. We have established policies, procedures and internal processes governing management of market risks and the use of financial instruments to manage our exposure to such risks.

We are also exposed to changes in interest rates primarily as a result of our borrowing and investing activities that include short-term investments and borrowings and long-term debt used to maintain liquidity and fund business operations. We continue to utilize U.S. dollar-denominated commercial paper and bank borrowings to fund seasonal working capital requirements in the United States and Canada and also borrow in different currencies from other sources to meet the borrowing needs of our affiliates. The nature and amount of our long-term and short-term debt can be expected to vary as a result of future business requirements, market conditions and other factors.

Operating cash flows denominated in foreign currency as a result of our international business activities and certain of its borrowings are exposed to changes in foreign exchange rates. We continually evaluate our foreign currency exposure (primarily the British pound, euro, Canadian dollar and Japanese yen), based on current market conditions and the business environment. In order to mitigate the effect of foreign currency risk, we engage in hedging activities. The magnitude and nature of such hedging activities are explained in Note 6 to the financial statements.

We employ a variance/covariance approach in our calculation of Value at Risk
(VaR), which measures the potential losses in fair value or earnings that could arise from changes in market conditions, using a 95 percent confidence level and assuming a one-day holding period. The VaR, which is the potential loss in fair value, attributable to those interest rate sensitive exposures associated with our exposure to interest rates at June 30, 2000 was $41 million. This exposure is primarily related to long-term debt with fixed interest rates. The VaR, which is the potential loss in earnings associated with our exposure to foreign exchange rates, primarily to hedge cash flow exposures denominated in foreign currencies, was $3 million at June 30, 2000. These exposures include intercompany trade accounts, service fees, intercompany loans and third party debt. We are subject to other foreign exchange market risk exposure as a result of non-financial instrument anticipated foreign currency cash flows which are difficult to reasonably predict, and have therefore not been included in the Company's VaR calculation.

YEAR 2000 ISSUE

During the year, we completed our efforts to minimize the risk of business disruption associated with the Year 2000 (Y2K) issue. To date, we have not experienced any material business disruptions or system failures as a result of Y2K issues, nor are we aware of Y2K issues affecting our critical third party vendors and customers that could have a significant impact on our business or operations. However, Y2K compliance has many elements and potential consequences, some of which may not be foreseeable or may be realized in future periods. Consequently, there can be no assurance that unforeseen circumstances may not arise, or that we will not in the future identify equipment, systems or third parties which are not Y2K compliant.

The total costs related to our Y2K remediation efforts approximate $65 million, substantially all of which have been incurred as of June 30, 2000. These costs do not include the costs of redeployed internal resources or the costs of internally developed software or hardware which is being replaced or developed in the normal course of business. All costs associated with our Y2K efforts were funded through operations.

Statements concerning Y2K issues that contain more than historical information may be considered forward-looking statements, which are subject to risks and uncertainties. Actual results may differ materially from those expressed in the forward-looking statements, and our Y2K discussion should be read in conjunction with our statement on forward-looking statements which appears below.

EURO CONVERSION

In January 1999, certain member countries of the European Union began operating with a new common currency, the euro, which was established by fixing conversion rates between their existing currencies and the euro. The euro may be used in business transactions along with existing currencies until June 2002, at which time the existing currencies will be removed from circulation. We conduct business in member countries and accordingly continue to evaluate the effects of the euro conversion on our European operations, principally in the music and spirits and wine businesses. We have established processes to address the issues raised by this currency conversion, including the impact on information technology and other systems, currency risk, financial instruments, taxation and competitive implications. Based upon progress to date, we believe that the introduction of the euro and phasing out of existing currencies will not have a material impact on our financial position or results of operations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This report contains statements that are "forward-looking statements," in that they include statements regarding the intent, belief or current expectations of our management with resect to our future operating performance. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements that express forecasts, expectations and projections with respect to future matters, including the launching or prospective development of new business initiatives and products, anticipated music or motion picture releases, Internet or theme park projects, euro conversion and "Year 2000" remediation efforts and anticipated cost savings or synergies are forward-looking statements within the meaning of the Act. Such forward-looking statements are not guarantees of future performance. Actual results may differ materially from our forward-looking statements as a result of certain risks and uncertainties, many of which are outside of our control, including but not limited to:

- Changes in global and localized economic and political conditions, which may affect attendance and spending at our theme parks, purchases of our consumer products and the performance of our filmed entertainment operations.

- Changes in financial and equity markets, including significant interest rate and foreign currency rate fluctuations, which may affect our access to, or increase the cost of financing for our operations and investments.

- Increased competitive product and pricing pressures and unanticipated actions by competitors that could impact our market share, increase expenses and hinder our growth potential.

- Changes in consumer preferences and tastes, which may affect all our business segments.

- Adverse weather conditions or natural disasters, such as hurricanes and earthquakes, which may, among other things, impair performance at our theme parks in California, Florida and Spain.

- Legal and regulatory developments, including changes in accounting standards, taxation requirements, such as the impact of excise tax increases with respect to the spirits and wine business, and environmental laws.

- Technological developments that may affect the distribution of our products or create new risks to our ability to protect our intellectual property rights.

- The uncertainties of litigation and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.



QUARTERLY HIGH AND LOW SHARE PRICES


                                                                          Fiscal Years Ended June 30,
                                                        2000                         1999                          1998
                                           ----------------------------  ----------------------------  ----------------------------
                                                 High           Low           High           Low            High           Low
                                                 ----           ---           ----           ---            ----           ---
New York Stock Exchange
    First Quarter                           U.S.$ 57.19    U.S.$ 43.00    U.S.$ 41.94    U.S.$ 28.69    U.S.$ 41.13    U.S.$ 33.94
    Second Quarter                                49.94          36.63          38.38          25.13          37.63          30.25
    Third Quarter                                 65.19          43.06          51.25          37.81          39.75          31.44
    Fourth Quarter                                63.13          43.69          65.00          48.81          46.69          36.81

Toronto Stock Exchange
    First Quarter                              C$ 85.40       C$ 63.35       C$ 62.25       C$ 43.80       C$ 56.70       C$ 46.45
    Second Quarter                                73.40          54.50          59.50          38.65          52.30          43.25
    Third Quarter                                 94.95          63.05          77.35          58.00          56.50          44.70
    Fourth Quarter                                92.60          65.90          98.00          72.00          67.50          52.65


RETURN TO SHAREHOLDERS

The Company had 6,085 registered shareholders at August 15, 2000. The Company's common shares are listed on the New York, Toronto and London Stock Exchanges. Closing prices at June 30, 2000, on the New York and Toronto Stock Exchanges were $58.00 and C$87.00, respectively.

In the fiscal years ended June 30, 2000, 1999 and 1998, the Company paid dividends of $0.165 per share per quarter.